Exhibit 21

                              List of Subsidiaries
                              --------------------




Name of Subsidiary                               Jurisdiction of Incorporation
------------------                               -----------------------------

Margo Nursery Farms, Inc.                                 Puerto Rico
Margo Flora, Inc.                                         Puerto Rico
Margo Landscaping and Design, Inc.                        Puerto Rico
Margo Garden Products, Inc.                               Puerto Rico
Rain Forest Products Group, Inc.                          Puerto Rico
Garrochales Construction and Development
Corporation                                               Puerto Rico
Margo Development Corporation                             Puerto Rico
Margo State Line, Inc.                                      Florida